BRAND AMBASSADOR AGREEMENT

THIS BRAND AMBASSADOR AGREEMENT (the “Agreement”) is made and entered into as of _________________ __, 2020 (the “Effective Date”), by and between Sparbar, Inc., a Delaware Corporation (the “Company” or “Sparbar”) and ______________________ with an address at _________________ ___________, __________ (the “Brand Ambassador”).

1.	Services. Subject to the terms and conditions of this Agreement, the Company hereby appoints Brand Ambassador as a non-exclusive brand ambassador to perform those services (“Services”) as reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit “A” attached hereto. Advisor shall devote Advisor’s commercially reasonable efforts and attention to the performance of the Services of the Company on a timely basis. Advisor shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company. The services will include demonstration of consistent support and promotion of Sparbar™ products (the “Products”) on various media platforms, including social media platforms, including but not limited to Youtube, Twitter, Facebook, Instagram, Snapchat, TikTok, and LinkedIn (the “Social Media Platforms”). The list of Social Media Platforms may be updated from time to time by the Company in its sole discretion, and Company will provide Brand Ambassador with written notice of any such change. Brand Ambassador will post a minimum of two (2) content items on the Social Media Platforms each calendar month during the term of this Agreement. The content items will contain a photograph of a Product and will contain the hashtag #SmashTheBar.

2.	Compensation. In consideration of the full performance of Brand Ambassador’s services as described herein, the Company shall compensate Brand Ambassador as set forth in the attached Exhibit “A”. Brand Ambassador understands and acknowledges that this is the sole compensation for the services described in this Agreement and that no additional compensation will be granted. The compensation described in Exhibit A may be modified by the Company from time to time in its sole discretion, provided that any such modification will be on a go-forward basis from the effective date of any such change. The Company will provide Brand Ambassador with 30 days’ notice of any such change.

3.	Relationship of the Parties. Brand Ambassador is an independent contractor. The relationship between Company and Brand Ambassador shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind. Brand Ambassador will not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and Brand Ambassador will not be entitled to any benefits under any such policy or benefit plan. Brand Ambassador is responsible for the payment of its own taxes and insurance. Nothing contained herein shall in any way restrict or otherwise be deemed to prohibit Company from directly or indirectly, on its own or through third parties, from marketing, promoting, distributing or licensing any Products or other electronic devices or software to any other party, or from entering into a similar arrangement with any other party.

4.	Intellectual Property Ownership. Brand Ambassador acknowledges that the Products and any derivatives thereto are covered by patent, copyright, trademark and other intellectual property rights owned or licensed by the Company. Brand Ambassador may use Sparbar’s trade names, trademarks and service marks as provided to Brand Ambassador from time to time (the “Marks”) in the Territory on a non-exclusive basis only during the term of this Agreement and solely for display or advertising purposes in accordance with this Agreement. Marks shall inure to the exclusive benefit of the Company. Brand Ambassador acquires no right to any such Marks. Brand Ambassador further agrees: (i) Brand Ambassador will follow the Mark guidelines of The Company; (ii) Brand Ambassador will not challenge the validity of the Company’s Marks (whether currently in existence or additional Marks) at any time; and (iii) Brand Ambassador will not attempt to register the Company’s Marks in any jurisdiction. No rights or licenses with respect to Product or the Marks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement and all such rights are hereby expressly reserved by The Company and its licensors.
Brand Ambassador acknowledges that all documentation, any inventions and ideas, written material or other property, tangible or intangible, arising out of or resulting from Brand Ambassador’s performance of the services provided hereunder, including without limitation all photographs, images, themes, materials, and designs developed, created and/or provided by Brand Ambassador (“Work”) is owned by the Company, for all purposes. Brand Ambassador agrees that all Work shall be deemed a “work made for hire” and that the Company is and shall be deemed the author of the Work for all copyright purposes in all jurisdictions. In the event that any Work is deemed not to be a work made for hire, Brand Ambassador hereby assigns and transfers all right, title, ownership and interest therein, presently known or hereafter ascertained, including, but not limited to, all copyright rights therein and the right to secure the copyright (and all renewals, reissues and extensions thereof) throughout the world, without any restrictions as to use, to the Company. The Company may reproduce, modify, adapt, create derivative works from, distribute, display, license, assign, transfer and/or otherwise use the Work, and all elements and derivatives thereof, in whole or in part, in all media now known or hereafter developed (including without limitation in the Social Media Platforms, or any other social media websites or applications), worldwide, in perpetuity, royalty-free and without restriction of any kind. Brand Ambassador acknowledges the ownership and validity of the Company’s copyrights, brands, trademarks, trade dress, design patents, patent applications and patent rights, whether or not created by or contributed to by Brand Ambassador.

5.	Likeness. Brand Ambassador grants to Company the worldwide, perpetual, royalty-free, irrevocable right and permission to photograph, film, videotape, and/or record Brand Ambassador and to display, reproduce, distribute, publish, exhibit and use in any other way Brand Ambassador’s name (including any aliases), likeness, image, photographs, voice, signature, actual and paraphrased statements, biographical information and any other information or attribute identifying or otherwise associated with Brand Ambassador (collectively, “Likeness”), in whole or in part, distorted, altered, modified and/or adapted in character and/or in form, alone and/or accompanied by other material, including any text, image and/or other creative elements that may be used in connection with the Likeness, for any purpose whatsoever, including without limitation for the purpose of publicity, advertising, promotion, and/or other marketing for the Company, the Work, and the Products in all media now known or hereafter developed (including without limitation in the Social Media Platforms and other social media websites, and web and mobile applications).

6.	Representations, Warranties and Obligations. Brand Ambassador shall not make any warranties with respect to the Products to any third party. Brand Ambassador represents and warrants that: (i) it will act in a timely manner with a high degree of professionalism and behave in a legal, ethical and business-like manner, (ii) Brand Ambassador will present the Products in a truthful and sincere manner and will not engage in any activity or action that may damage the Company’s reputation or the reputation of its Products, (iii) Brand Ambassador’s Likeness and all Work provided hereunder are new and original to Brand Ambassador and do not infringe the intellectual property rights, privacy rights, or publicity rights of any third party; (iv) Brand Ambassador has the full and unrestricted right and authority to enter into and perform this Agreement and to grant the rights granted herein; (v) Brand Ambassador has complied and will comply with all applicable laws, rules and regulations in rendering the services to be performed under this Agreement, including without limitation, any Company policies (such as the privacy policy and trademark usage policy); (vi) Brand Ambassador has no commitments or obligations inconsistent with this Agreement; (vii) the Work will not contain any disparaging, pornographic, defamatory and/or illegal material. Brand Ambassador agrees and understands that during the term of this Agreement, Brand Ambassador shall not provide services to any competitor without prior written consent from The Company. Brand Ambassador will not promote the Products through unsolicited or spam emails.

in law or equity, whether known or unknown, foreseen or unforeseen, arising at any time out of and/or directly or indirectly relating to the use of the Work and/or Brand Ambassador’s Likeness and/or any breach or alleged breach of any of the terms of this Agreement or breach of any warranty or representation hereunder.

8.	Confidential information. During the term of this Agreement, Brand Ambassador will regard any information provided to it by Company as confidential (“Confidential Information”). Brand Ambassador will not disclose Company’s Confidential Information to any third party without the prior written consent of Company, nor make use of any of the Company’s Confidential Information except in its performance under this Agreement. Information will not be deemed Confidential Information hereunder if such information is known by Brand Ambassador prior to receipt from Company without any obligation of confidentiality, or becomes publicly known or otherwise publicly available, except through a breach of this Agreement. Each party accepts responsibility for the actions of its agents or employees and shall protect the other party’s Confidential Information in the same manner as it protects its own valuable confidential information, but in no event shall less than reasonable care be used. Brand Ambassador acknowledges that disclosure of any Confidential Information may give rise to irreparable injury to Company, and Company may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies that may be available.

9.	Term and Termination. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating on the eighteen (18)-month anniversary of the Effective Date. Either party may terminate this agreement for any reason upon ten (10) days’ prior written notice delivered by either party to the other. Notwithstanding anything else in this Agreement to the contrary, the Parties agree that Sections 3-11 shall survive any termination or expiration of this Agreement.

10.	Waiver of Damages. In no event shall Company have any liability to Brand Ambassador for any special, consequential, incidental, multiple, punitive, or other indirect loss or damages, or for any loss of profits, business opportunity, competitive advantage, or goodwill arising out of this Agreement. The Company’s total, cumulative liability for any and all claims and damages under this Agreement, whether arising by statute, contract, tort or otherwise, will not exceed the amounts paid hereunder during the twelve (12) month period immediately preceding the event giving rise to the claim.

11.	Miscellaneous. This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect between the Parties and sets forth the entire agreement between the Parties. No modification or change may be made in this Agreement except in writing as signed by each Party. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any and all disputes arising out of this Agreement shall be in the City of New York, State of New York. Neither the 1980 United Nations Convention on Contracts for the International Sale of Goods nor the United Nations Convention on the Limitation Period in the International Sale of Goods will apply to this Agreement or any transaction under it. This Agreement may not be assigned by Brand Ambassador without written consent from The Company. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. The waiver by either Party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or of any breach or failure of performance of the other Party. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date,

SPARBAR, INC.	BRAND AMBASSADOR:
A Delaware Corporation

____________________________________	__________________________________________
By: Kenny Lam	Signature
Its: Director	Print Name: __________________________

Address and E-mail:
__________________________________________
__________________________________________
__________________________________________

EXHIBIT A TO ATHLETE ADVISORY COMMITTEE AGREEMENT

I.	Services. As a Brand Ambassador, you will:

A.	Provide and/or approve quotes for news stories, marketing releases, and press releases;
B.	Provide fight night/fight week dressing room/training room/green room access to Sparbar media staff, if applicable;
C.	Provide fight night/fight week dressing room/training room/green room access to ___ VIPs designated by Sparbar, if applicable;
D.	Wear apparel, sports gear, and/or applied logos for fights, travel, sporting, non-sporting, and media events;
E.	Work with Company in good faith to provide product placement in areas under Brand Ambassador control or relationship;
F.	Mention Sparbar wherever possible in non-fight/pre-fight/post-fight interviews, podcasts, and press conferences;
G.	Publish at least two social media posts about Sparbar each month on each Social Media Platform associated with Brand Ambassador with hashtag #SmashTheBar.

II.	Compensation.

A.	In consideration for services provided by Advisor to Company, Company shall issue to Advisor a retainer of 50,000 shares of the Company’s common stock, to be paid as follows: Half upon the full execution of this Agreement, and half on the nine-month anniversary of the Effective Date.
B.	Company shall pay Advisor a bonus in Company common stock for each additional famous or recognizable athlete/celebrity introduced to Sparbar by the Brand Ambassador to actually enroll in Sparbar’s Brand Ambassador program or join Sparbar’s Athlete Advisory Committee, provided the athlete or celebrity remains in said program for a minimum of 9 months, as follows:

a.	C-list athlete/celebrity: 5,000 shares
b.	B-list athlete/celebrity: 10,000 shares
c.	A-list athlete/celebrity: 15,000 shares
d.	A+-list athlete/celebrity: 20,000 shares

The Board of Directors of Sparbar Inc. will make the sole and final determination of the list level of each athlete/celebrity enrolled by Advisor.